Exhibit 99.1
For Additional Information:
CytRx Corporation
Porter Novelli Life Sciences
John Quirk (investors)
jquirk@pnlifesciences.com
212-601-8296
Cory Tromblee (media)
617-897-8294
ctromblee@pnlifesciences.com
CytRx Receives Notice Regarding Closing Minimum Bid Price
LOS ANGELES (May 30, 2008) — CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company engaged in the development and commercialization of therapeutics based on molecular chaperone amplification, today reported that it received notice from The Nasdaq Stock Market on May 28, 2008, that CytRx common stock had closed below $1.00 per share for 30 consecutive business days, and CytRx is therefore not in compliance with Nasdaq Marketplace Rule 4310(c)(4).
In accordance with Marketplace Rule 4310(c)(8)(D), CytRx may regain compliance if at any time by November 24, 2008, the Company’s common stock closes at or above $1.00 for 10 consecutive business days and the Company otherwise meets the Nasdaq’s continuing listing requirements.
Nasdaq also informed CytRx that if it does not regain compliance by November 24, 2008, CytRx will be granted up to an additional 180 calendar days to regain full compliance while continuing to trade during this time on The Nasdaq Capital Market if at that time it meets the Nasdaq’s initial listing requirements other than the minimum bid price rule.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The Company owns three clinical-stage compounds based on its small-molecule “molecular chaperone” co-induction technology. CytRx also has a research and development facility in San Diego. For more information on the Company, visit www.cytrx.com.
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